Exhibit 10.1

October 28, 2020

Timothy Young

Re: Role and Compensation Change

Dear Timothy,

On behalf of Dropbox inc. (“Dropbox”), this letter confirms the details of your new role as President of Dropbox Inc., effective November 2, 2020. In this role, you will continue reporting to the CEO.

1.Base Salary. Effective on November 2, 2020, your annualized base salary will be adjusted to $600,000.00 per year (less all applicable withholding and deductions), which will be paid in accordance with Dropbox’s normal payroll practices. Your base salary will be subject to review and adjustment based upon the Company’s normal performance review practices.

2.Equity. We will recommend to the Dropbox Board of Directors (or its delegate) (the “Board”) that you be granted additional restricted stock (“RSAs”) with an approximate current value of $10,000,000.00 under Dropbox’s equity incentive plan, with the number of shares granted to be determined by the average closing price of Dropbox common stock for the prior month (the “grant”). The Grant will be subject to the terms of Dropbox’s Equity Award Grant Policy, equity incentive plan, and the Restricted Stock Unit Agreement between you and Dropbox. This Grant is further subject to the Board’s approval and the promise to recommend the approval does not create an obligation for Dropbox to issue any equity grant. Further details on the equity plan and any specific grant will be provided upon the Board’s (or its delegate’s) approval of the Grant.

3.Employee Benefits. You and your family members will continue to be eligible to participate in Dropbox’s standard employee benefits plans as they are provided to San Francisco, California employees to the extent that you meet their eligibility criteria. This Section 4 does not create any obligation on the part of Dropbox to adopt or maintain any employee benefit plan or program at any time. Dropbox may amend or terminate, any employee benefit plan or program at any time.

4.Terms of Employment. The remaining terms of your employment are contained in your original offer letter. Specifically, the Confidentiality, Duty Not to Compete, and Arbitration provisions of that agreement are hereby incorporated by reference.

5.At-Will Employment. Acceptance of this new role does not alter the at-will nature of your employment with Dropbox which means the employment relationship can be terminated by either you or Dropbox for any reason, at any time, with or without prior notice or cause

Congratulations on this new role and thanks for all your hard work! Please let me know if you have any additional questions.

Very truly yours,

/s/ Drew Houston
Drew Houston
Chief Executive Officer

/s/ Timothy Young
Timothy Young
10/28/2020
October 28, 2020

Dropbox, Inc.
1800 Owens Street
Suite 200
San Francisco, CA
dropbox.com